SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported) May 31, 1997

                            PEASE OIL AND GAS COMPANY
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Nevada                       0-6580             84-0285520
 ---------------------------     -------------------    ------------------
(State or other jurisdiction    (Commission File No.)  (I.R.S. Employer
 of incorporation)                                      Identification No.)



751 Horizon Court, Suite 203, Grand Junction, Colorado           81506-8718
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     (Address of principal executive offices)                    (Zip Code)


Registrant telephone number including area code:  (970) 245-5917

Item 5.   OTHER EVENTS.

     At the annual meeting of shareholders of the Registrant held May 31, 1997, James N. Burkhalter, Patrick J. Duncan and R. Thomas "Tom" Fetters, Jr. were elected as directors of the Registrant to serve three year terms. Mr. Fetters was nominated and elected after Robert. V. Timlin, a director of the Registrant since 1981, decided to retire and declined to stand for re- election at the meeting.

     Mr. Fetters, 57, who also joined the Registrant as its Consulting Manager of Gulf Coast Acquisition and Exploration, was most recently Senior Vice President of Exploration for National Energy Group, Inc., a position he held from September 1995 through early 1997. Mr. Fetters is a petroleum geologist and currently serves as Chairman of Global Group, a closely-held international oil, gas and mining company, which he founded in 1995. Mr. Fetters was President and Chief Operating Officer of XCL Exploration and Production, Inc. and XCL-China Ltd. (both wholly-owned subsidiaries of XCL Ltd., formerly The Exploration Company of Louisiana, Inc.), from February 1990 until September 1995. From March 1989 to February 1990 Mr. Fetters held the position of Chairman of Independent Energy Corporation which was acquired by The Exploration Company of Louisiana. From May 1983 to March 1989, Mr. Fetters served as President and Chief Executive Officer of CNG Producing Company in New Orleans and, from August 1966 to May 1983, held various positions, from Geologist to Exploration Manager, with several divisions of Exxon, primarily in the Gulf Coast region and offshore Gulf of Mexico of the U.S., and in Malaysia and Australia. At Exxon USA, Mr. Fetters held the positions of Division Manager of Production Research and Exploration Planning Manager. Mr. Fetters filed for personal bankruptcy in June 1993 due to market conditions of real estate at such time and was discharged from his debts in September 1993. Mr. Fetters holds B.S. and M.S. degrees in geology from the University of Tennessee.

     Also, shareholders approved an amendment to the Articles of Incorporation of the Registrant, the effect of which is to increase the number of authorized shares of Registrant's $0.10 par value common stock to 40 million from 25 million before the amendment.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 1997

                                          PEASE OIL AND GAS COMPANY



                                          By /s/ Willard H. Pease, Jr.
                                             -----------------------------------
                                                 Willard H. Pease, Jr. President




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